Exhibit 10.11

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into by and between Bicycle Therapeutics Inc., a Delaware corporation (the “Company”), and Peter B. Leone (the “Executive”) as the first date of the Executive’s employment with the Company, which shall be January 28, 2019 unless another date is agreed upon by the Company (the “Effective Date”).

Recitals

WHEREAS, the Company desires to employ the Executive as a full-time employee of the Company and the Executive desires to accept employment with the Company upon the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, and intending to be legally bound hereby, it is hereby agreed as follows:

Agreement

1.                                      Definitions.

1.1.                “Affiliate” means as to any Person, any other Person that directly or indirectly controls, or is under common control with, or is controlled by, such first Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise). For the avoidance of doubt, each member of the Company Group (other than the Company) is an Affiliate of the Company.

1.2.                “Board” means the Board of Directors of the Company.

1.3.                 “Cause” means (i) the Executive’s indictment for, or entering of a plea of guilty or nolo contendere (or its equivalent under any applicable legal system) with respect to a felony, the equivalent thereof, or any other crime involving moral turpitude; (ii) the Executive’s commission of fraud, misrepresentation, embezzlement or theft against the Company or any of its Affiliates; (iii) the Executive’s engaging in any intentional activity that injures (monetarily or otherwise), in any material respect, the reputation, the business or a business relationship of the Company or any of its Affiliates; (iv) the Executive’s gross negligence or willful misconduct in the performance of his duties to the Company or its Affiliates under this Agreement, or Executive’s willful refusal or failure to carry out the lawful instructions of the Board that are consistent with his title and position; (v) the Executive’s violation of any fiduciary duty owed to the Company or any of its Affiliates; or (vi) the Executive’s breach of the Restrictive Covenants (as defined below) or any other material breach of any provision of this Agreement, of a written policy or code of conduct of the Company or any of its Affiliates or any other agreement concerning the Company or any of its Affiliates. Except when such acts constituting Cause which, by their nature, cannot reasonably be expected to be cured, the Executive shall have thirty (30) days from the delivery of written notice by the Company of its intention to terminate his employment for any type of behavior or conduct constituting Cause within which to cure any acts constituting Cause.

1.4.                “Code” means the Internal Revenue Code of 1986, as amended.

1.5.                 “Company Group” means the Company, the Parent and the direct and indirect Subsidiaries of the Parent.

1.6.                “Company Invention” means any Invention that is Invented by the Executive (alone or jointly with others) (i) in the course of, in connection with, or as a result of the Executive’s employment or other service with any member of the Company Group (whether before or after the Effective Date), (ii)

at the direction or request of any member of the Company Group, or (iii) through the use of, or that is related to, facilities, equipment, Confidential Information, other Company Inventions, intellectual property or other resources of any member of the Company Group, whether or not during the Executive’s work hours.

1.7.                “Confidential Information” shall mean all information respecting the business and activities of any member of the Company Group or any of their respective Affiliates, or the predecessors and successors of any member of the Company Group or any of their respective Affiliates, including, without limitation, the terms and provisions of this Agreement (except for the terms and provisions of Clauses 4.4 through 4.15), and the clients, customers, suppliers, computer or other files, projects, products, computer disks or other media, computer hardware or computer software programs, marketing plans, financial information, methodologies, Inventions, know-how, research, developments, processes, practices, approaches, projections, forecasts, formats, systems, data gathering methods and/or strategies of any member of the Company Group or any of their respective Affiliates. “Confidential Information” also includes all information received by the Company or any other member of the Company Group under an obligation of confidentially to a third party. Notwithstanding the immediately preceding sentence, Confidential Information shall not include any information that is generally available, or is made generally available, to the public other than as a result of a direct or indirect unauthorized disclosure by the Executive or any other Person subject to a confidentiality obligation.

1.8.                 “Disability” means that the Executive has been unable, as determined by the Board in good faith, to perform the Executive’s duties under this Agreement for a period of ninety (90) consecutive days or for periods aggregating one hundred and twenty (120) days during any period of twelve (12) consecutive months, as a result of physical or mental impairment of the Executive, or illness or injury to the Executive.

1.9.                “Invented” means made, conceived, invented, authored, or first actually reduced to practice.

1.10.         “Invention” means any invention, formula, therapy, diagnostic technique, discovery, improvement, idea, technique, design, method, art, process, methodology, algorithm, machine, development, product, service, technology, strategy, software, work of authorship or other Works (as defined in Clause 4.11), trade secret, innovation, trademark, data, database, or the like, whether or not patentable, together with all intellectual property rights therein.

1.11.         “Parent” means Bicycle Therapeutics Limited, a company formed under the laws of England and Wales.

1.12.         “Person” means an individual, partnership, limited liability company, corporation, association, joint stock company, trust, joint venture, unincorporated organization, investment fund, any other business entity and a governmental entity or any department, agency or political subdivision thereof.

1.13.         “Subsidiary” means, with respect to any Person, any other Person in which such first Person has a direct or indirect equity ownership interest in excess of 50%.

1.14.         “Term of Employment” means the period of Executive’s employment under this Agreement.

1.15.         “Termination Date” means the date the Executive’s employment with the Company terminates for any reason.

2.                                      Employment.

2.1.                Executive’s Representations. The Executive represents that (i) the Executive is entering into this Agreement voluntarily and that Executive’s employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by the Executive of any agreement to which the Executive is a party or by which the Executive may be bound and (ii) in connection with the Executive’s employment with the Company or any other member of the Company Group, the Executive will not (a) violate any non-competition, non-solicitation or other similar covenant or agreement by which the Executive is or may be bound or (b) use any confidential or proprietary information that the Executive may have obtained in connection with the Executive’s employment or engagement with any other Person.

2.2.                Position: Duties and Responsibilities. During the Term of Employment, the Executive shall be employed as the Company’s Chief Business Officer, and shall also serve, if at all, in other such officer and/or director positions with any member of the Company Group (for no additional compensation) as may be determined by the Company’s Chief Executive Officer (the “CEO”) or the Board from time to time. The Executive shall have such duties and responsibilities as may be assigned by the CEO or his/her designee or the Board from time to time.

2.3.                Reporting: Outside Activities. During the Term of Employment, the Executive shall report to the CEO, and the Executive shall diligently and conscientiously devote his full business time, attention, energy, skill and best efforts to the business and affairs of the Company Group. Notwithstanding the foregoing, the Executive may (i) serve on such boards as may be approved in advance by the Board in its sole discretion, (ii) engage in educational, charitable and civic activities, and (iii) manage his (and his family’s) personal and business investments and affairs so long as such activities (A) do not, individually or in the aggregate, interfere with the performance of the Executive’s duties under this Agreement, (B) are not contrary to the interests of the Company Group or competitive in any way with the Company Group or (C) are not in the field of constrained peptide drugs or therapeutics (including, without limitation, any work in the field of lead peptide identification and optimization and pre-clinical development of constrained peptide therapeutics). Except for the circumstances shown in clause 2.3 (i) to (iii), during the Term of Employment, the Executive shall not, directly or indirectly, render any services of a business, commercial, or professional nature to any other Person, whether for compensation or otherwise, directly or indirectly, without the prior written consent of the Board.

3.                                     Compensation and Other Benefits.

3.1.                 Base Salary. During the Term of Employment, the Executive shall receive an initial base salary per annum of US $330,000, payable in accordance with the Company’s normal payroll practices as in effect from time to time. During the Term of Employment, the Company may, in its sole discretion, increase (but not decrease) such base salary by an amount it determines to be appropriate. The Executive’s base salary, as may be in effect from time to time, is referred to herein as “Base Salary.”

3.2.                 Annual Discretionary Bonus. During the Term of Employment, the Executive shall be eligible to earn a discretionary annual performance bonus of up to 25% (“Target Bonus Percentage”) of the Base Salary earned during the relevant period based on the achievement of the performance goals established by the Company in its sole discretion, with the amount of any such discretionary bonus to be determined in the sole discretion of the Company (the “Annual Bonus”). Any Annual Bonus shall be paid in the calendar year following the year to which such Annual Bonus relates. The Executive must be employed by the Company on the bonus payment date (and must not have given or received notice of termination of employment before or on the bonus payment date) in order to earn an Annual Bonus with respect to any fiscal year.

3.3.                Expense Reimbursement. During the Term of Employment, the Company shall promptly reimburse Executive for Executive’s reasonable and necessary business expenses incurred in connection with performing Executive’s duties hereunder in accordance with its then-prevailing policies and procedures for expense reimbursement, including for travel (which shall include appropriate itemization and substantiation of expenses incurred).

3.4.               Benefit Plans: Vacation. During the Term of Employment, the Executive shall be eligible to participate in, and be covered on the same basis as other senior management of the Company under, all broad-based employee benefit plans and programs maintained from time to time for the benefit of the Company’s employees, subject to Executive’s satisfaction of the eligibility requirements of such plans or programs and subject to applicable law and the terms and conditions of such plans or programs; provided, however, that the Company may amend, modify or terminate any such plans or programs at any time in its discretion. During the Term of Employment, the Executive shall be entitled to four weeks of paid time off per calendar year (pro-rated for partial years), subject to the Company’s paid time off policy, as in effect from time to time.

3.5.                Retirement Plan. As of the Effective Date, the Executive shall be eligible to receive up to a four (4) percent of Base Salary as contributions to a safe harbor 401k plans, provided such plan may change at the discretion of the Board.

3.6.      Equity award. Subject to approval by the Board, the Executive shall be granted an option to purchase ordinary shares in Bicycle Therapeutics Limited in accordance with the Option Agreement attached hereto as Exhibit A (the “Option Agreement”).

4.                                       Termination: Restrictive Covenants. Upon the Termination Date, the Executive shall be deemed to have immediately resigned from any and all officer, director and other positions he then holds with the Company and its Affiliates (and this Agreement shall act as notice of resignation by the Executive without any further action required by the Executive). Except as specifically provided in this Article 4, all other rights the Executive may have to compensation and employee benefits from the Company or its Affiliates shall terminate immediately upon the Termination Date. The Executive agrees to execute and deliver such further instruments as are reasonably requested by the Company in furtherance of this provision.

4.1.                 General. The Company may terminate the Term of Employment and Executive’s employment at any time, with or without Cause or due to Disability, upon written notice to the Executive. The Executive may terminate the Term of Employment and his employment at any time upon not less than 60 days advance written notice to the Company, provided that upon receipt of the Executive’s notice of termination, the Company may elect to reduce the notice period and cause the Executive’s Termination Date to occur earlier, and no such action by the Company shall entitle the Executive to notice pay, severance pay or benefits or pay in lieu of notice or lost wages or benefits. In addition, the Term of Employment and the Executive’s employment with the Company shall terminate immediately upon his death.

4.2.                Separation Payments.

4.2.1.                   General. In the event that the Executive’s employment with the Company terminates for any reason, the Executive or his estate or legal representative, as the case may be, shall be entitled to receive only (i) the Base Salary earned but unpaid through the Termination Date, with such Base Salary to be paid in accordance with the Company’s normal payroll policies, (ii) any unreimbursed business expenses incurred prior to the Termination Date that are otherwise reimbursable, with such expenses to be reimbursed in accordance with the Company’s expense reimbursement policies (as may be in effect from time to time), and (iii) any vested benefits earned by the Executive under any employee benefit plan of the Company or its Affiliates under which he was participating immediately prior to the Termination Date, with such benefits to be provided in accordance with the terms of the applicable employee benefit plans (the items described in the foregoing clauses (i), (ii) and (iii), collectively, the “Accrued Benefits”). All other rights the Executive may have to compensation and employee benefits from the Company or its Affiliates, other than as set forth in Clause 4.2.2 or 4.2.3, shall immediately terminate upon the Termination Date.

4.2.2.                   Death and Disability. In the event that Executive’s employment is terminated due to his death, or is terminated by the Company due to his Disability, in either case, during the Term of Employment, then in addition to the Accrued Benefits, the Executive or his estate or legal representative (as the case may be) shall be entitled to receive any Annual Bonus earned in the fiscal year immediately preceding the fiscal year in which such termination occurred, to the extent that such Annual

Bonus is unpaid as of the Termination Date, with such amount to be payable at the same time as if no such termination had occurred (the “Prior Year Bonus”). All other rights the Executive may have to compensation and employee benefits from the Company or its Affiliates, other than as set forth in this Clause 4.2.2, shall immediately terminate upon the Termination Date.

4.2.3.                  Termination Without Cause. If, during the Term of Employment, the Executive’s employment is terminated by the Company without Cause (and not due to death or Disability), then the Executive shall be entitled to receive the following, in addition to the Accrued Benefits, and subject to Clause 4.2.4.;

i)                                        continuation of the Base Salary as of the Termination Date until the three month anniversary of the Termination Date, with such Base Salary to be paid in equal installments in accordance with the Company’s normal payroll policies, with the first such payment to be made on the first payroll date following the effective date of the separation agreement (as described in Clause 4.2.4) and to include a catch-up covering any payroll dates between the Termination Date and the date of the first payment;

ii)                                      if Executive timely elects continued coverage under COBRA for Executive and Executive’s covered dependents under the Company’s group health plans following such termination of employment, the Company will pay the COBRA premiums necessary to continue Executive’s health insurance coverage in effect for Executive and Executive’s eligible dependents on the Termination Date, as and when due to the insurance carrier or COBRA administrator (as applicable), until the earliest of (A) three (3) months from the Termination Date, (B) the expiration of Executive’s eligibility for the continuation coverage under COBRA, or (C) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment (such period from the Termination Date through the earliest of (A) through (C), the “COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums, the Company will instead pay Executive on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholding (such amount, the “Special Severance Payment”), for the remainder of the COBRA Payment Period. All other rights the Executive may have to compensation and employee benefits from the Company or its Affiliates, other than as set forth in this Clause 4.2.3, shall immediately terminate upon the Termination Date.

4.2.4.                   Separation Agreement Requirement. Payment and provision of the benefits set forth in Clause 4.2.2 and 4.2.3 (other than the Accrued Benefits) is subject to the Executive’s (or his estate’s or legal representative’s, as applicable) execution of separation agreement that shall include a general release of claims and covenant not to sue, a 12-month post-employment noncompetition agreement (the scope of which shall cover the field of constrained peptide drugs or therapeutics, including, without limitation, any work in the field of lead peptide identification and optimization and pre-clinical development of constrained peptide therapeutics) and other provisions in form and substance satisfactory to the Company, such that such release becomes effective, with all revocation periods having expired unexercised, within sixty (60) days after the Termination Date. Notwithstanding the foregoing, if such sixty (60) day period ends in a calendar year after the calendar year in which the Executive’s employment terminates, then to the extent required by Code Section 409A, any severance payment set forth in Clause 4.2.3 (other than the Accrued Benefits)  that would have been made during the calendar year in which the

Executive’s employment terminates instead shall be withheld and paid on the first payroll date in the calendar year after the calendar year in which the Executive’s employment terminates, with all remaining payments to be made as if no such delay had occurred.

4.3.                 Violation of Restrictive Covenants. Without limiting the remedies provided to the Company and its Affiliates as set forth in Articles 4 and 5 hereof, upon the Executive’s breach of any of the Restrictive Covenants (as defined below), the Company will have no obligation to continue to pay or provide any of the compensation or benefits under this Article 4 (other than the Accrued Benefits) and Executive shall repay to the Company any amounts paid under this Article 4 after any such breach first occurred (other than the Accrued Benefits).

4.4.                Restrictive Covenants. As an inducement and as essential consideration for the Company to enter into this Agreement and the Option Agreement attached hereto as Exhibit A (the “Option Agreement”), and in exchange for other good and valuable consideration, the Executive hereby agrees to the restrictive covenants contained in Clauses 4.5 through 4.15 (the “Restrictive Covenants”). The Company and the Executive agree that such Restrictive Covenants are essential and narrowly tailored to preserve the goodwill of the business of the Company and its Affiliates, to maintain the confidential and trade secret information of the Company and its Affiliates, and to protect other legitimate business interests of the Company and its Affiliates, and that the Company would not have entered into this Agreement or the Option Agreement without the Executive’s agreement to the Restrictive Covenants. For purposes of the Restrictive Covenants, each reference to “Company,” “Company Group” and “Affiliate,” shall also refer to the predecessors and successors of the Company, the members of the Company Group and any of their Affiliates (as the case may be).

4.5.                INTENTIONALLY BLANK

4.6.                Customer Non-Solicitation. During the Restricted Period, the Executive shall not (except on the Company’s behalf during Executive’s employment with the Company), anywhere in the United States or the United Kingdom or in any other country in which any member of the Company Group conducts business or as of the Termination Date had plans to conduct business, for purposes of providing products or services that are competitive with those provided by any member of the Company Group, directly or indirectly, on his own behalf or on behalf of any other Person, contact, solicit, divert, induce, call on, take away, or do business with (or attempt to do any of the foregoing) any customer or client of any member of the Company Group with whom the Executive had contact within the twelve (12) months prior to the Termination Date.

4.7.                Employee and Independent Contractor Non-Solicitation. Durin the Restricted Period, the Executive shall not (except on the Company’s behalf during the Ter o Employment), directly or indirectly, on his own behalf or on behalf of any other Person, (i) solicit for employment or engagement or interfere with the employment or engagemen o (or attemp to do an of the foregoing) any individual who (a) is employed by, or an independent contractor of, any member of the Compan Group at the time of such solicitation,  interferenc or attempt thereo or (b) was employe by,   or an independent contractor of, any member of the Company Group within 12 months prior to such solicitation, interference or attempt thereof, or (ii) employ or engage (or attempt to employ or engage) any individual who (a) is employe by,  or an independen contracto of, any membe of the Compan Group at the time of such employment, engagement or attempt thereof or (b) wa employe by,  o an independent contractor of, any member of the Company Group within 12  month prio to such employment, engagement or attempt thereof.

4.8.                 Non-Disparagement. During the Term of Employment and at all times thereafter, neither the Executive nor the Company shall, directly or through any other Person make any public or private statements (whether orally, in writing, via electronic transmission, or otherwise) that disparage, denigrate or malign the other party, including any of the Company’s investors or any of the Parent’s Affiliates (including, without limitation, the Company); any of their respective businesses, activities, operations, affairs, reputations or prospects; or any of their respective officers, employees, directors, partners (general and limited), agents, members or shareholders. For purposes of clarification, and not limitation, a statement shall be deemed to disparage, denigrate or malign a Person if such statement could be reasonably construed to materially and adversely affect the opinion any other Person may have or form of such first Person. The foregoing limitations shall not be violated by truthful statements made by the Executive (i) to any governmental authority or (ii) which are in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

4.9.                 Confidentiality. During the Term of Employment and at all times thereafter, the Executive shall not, without the prior express written consent of the Company, directly or indirectly, use on behalf of himself or any Person, or divulge, disclose or make available or accessible to any Person, any Confidential Information, other than when required to do so in good faith to perform the Executive’s duties and responsibilities hereunder while employed by any member of the Company Group or when required to do so by a lawful order of a court of competent jurisdiction, any governmental authority or agency, or any recognized subpoena power. In the event that the Executive becomes legally compelled (by oral questions, interrogatories, request for information or documents, subpoena, criminal or civil investigative demand or similar process) to disclose any of the Confidential Information, then prior to such disclosure, the Executive will provide the Board with prompt written notice so that the Company may seek (with the Executive’s cooperation a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, then the Executive will furnish only that portion of the Confidential Information which he is advised by the Company’s or his own counsel is legally required,  and will cooperate with the Company in the Company’s efforts to obtain reliable assurance that confidential treatment will be accorded to the Confidential Information. In addition, the Executive shall not create any derivative work or other product based on or resulting from any Confidential Information (except in the good faith performance of his duties under this Agreement while employed by any member of the Company Group). The Executive shall also proffer to the Board’s designee, no later than the Termination Date (or upon the earlier request of the Company), and without retaining any copies, notes or excerpts thereof, all property of the Company and its Affiliates, including, without limitation, memoranda, computer disks or other media, computer programs, diaries, notes, records, data, customer or client lists, marketing plans and strategies, and any other documents consisting of or containing Confidential Information, that are in the Executive’s actual or constructive possession or which are subject to his control at such time. To the extent Executive has retained any such property or Confidential Information on any electronic or computer equipment belonging to Executive or under his control, Executive agrees to so advise Company and to follow Company’s instructions in permanently deleting all such property or Confidential Information and all copies.

4.10.         Ownership of Inventions. The Executive acknowledges and agrees that all Company Inventions (including all intellectual property rights arising therein or thereto, all rights of priority relating to patents, and all claims for past, present and future infringement, misappropriation relating thereto), and all Confidential Information, hereby are and shall be the sole and exclusive property of the Company (collectively, the “Company IP”). The Executive further acknowledges and agrees that any rights arising in the Executive in any Invention Invented by the Executive, whether alone or jointly with others, during the six months following the Termination Date and relating in any way to work performed by the Executive for any member of the Company Group during the Executive’s employment with or service for any member of the Company Group (“Post-employment Inventions”), shall hereby be deemed to be Company Inventions and the sole and exclusive property of the Company; provided, however, that the Board in its sole discretion may elect to compensate the Executive for any Post-employment Inventions. For consideration acknowledged and received, the Executive hereby irrevocably assigns, conveys and sets over to the Company all of the Executive’s right, title and interest in and to all Company IP. The Executive acknowledges and agrees that the compensation received by the Executive for employment or services provided to the Company is adequate consideration for the foregoing assignment. The Executive further agrees to disclose in writing to the Board any Company Inventions (including, without limitation, all Post-employment Inventions), promptly following their conception or reduction to practice. Such disclosure shall be sufficiently complete in technical detail and appropriately illustrated by sketch or diagram to convey to one skilled in the art of which the Company Invention pertains, a clear understanding of the nature, purpose, operations, and, to the extent known, the physical, chemical, biological or other characteristics of the Company Invention. The Executive agrees to execute and deliver such deeds of assignment or other documents of conveyance and transfer as the Company may request to confirm in the Company or its designee the ownership of the Company Inventions, without compensation beyond that provided in this Agreement. The Executive further agrees, upon the request of the Company and at its expense, that the Executive will execute any other instrument and document necessary or desirable in applying for and obtaining patents in the United States and in any foreign country with respect to any Company Invention. The Executive further agrees, whether or not the Executive is then an employee or other service provider of any member of the Company Group, upon request of the Company, to provide reasonable assistance with respect to the perfection, recordation or other documentation of the assignment of Company IP hereunder, and the enforcement of the Company’s rights in any Company IP, and to cooperate to the extent and in the manner reasonably requested by the Company in any litigation or other claim or proceeding (including, without limitation, the prosecution or defense of any claim involving a patent) involving any Company IP covered by this Agreement, without further compensation but all reasonable out-of-pocket expenses incurred by Executive in performing his duties under this Clause shall be paid by the Company or its designee. The Executive shall not, on or after the date of this Agreement, directly or indirectly challenge the validity, enforceability or the Company’s ownership of any Company IP, including without limitation any patent issued on, or patent application filed in respect of, any Company Invention..

4.11.       Works for Hire. The Executive also acknowledges and agrees that all works of authorship, in any format or medium, and whether published or unpublished, created wholly or in part by the Executive, whether alone or jointly with others, (i) in the course of, in connection with, or as a result of the Executive’s employment or other service with any member of the Company Group (whether before or after the Effective Date), (ii) at the direction or request of any member of the Company Group, or (iii) through the use of, or that is related to, facilities, equipment, Confidential Information, other Company Inventions, intellectual property or other resources of any member of the Company Group, whether or not during the Executive’s work hours (“Works”), are works made for hire as defined under United States copyright law, and that the Works (and all copyrights arising in the Works) are owned exclusively by the Company and all rights therein will automatically vest in the Company without the need for any further action by any party. To the extent any such Works are not deemed to be works made for hire, for consideration acknowledged and received, the Executive hereby waives any “moral rights” in such Works and the Executive hereby irrevocably assigns, transfers, conveys and sets over to the Company or its designee, without compensation beyond that provided in this Agreement, all right, title and interest in and to such Works, including without limitation all rights of copyright arising therein or thereto, and further agrees to execute such assignments or other deeds of conveyance and transfer as the Company may request to vest in the Company or its designee all right, title and interest in and to such Works, including all rights of copyright arising in or related to the Works..

4.12.       Cooperation. During and after his employment, Executive agrees to cooperate with the Company Group in any internal investigation, any administrative, regulatory, or judicial proceeding or any dispute with a third party concerning issues about which Executive has knowledge or that may relate to him or his employment with the Company. Executive’s cooperation includes, without limitation, being available to the Company Group upon reasonable notice for interviews and factual investigations, appearing in any forum at the Company Group’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company Group pertinent information, and turning over to the Company Group all relevant documents which are or may come into Executive’s possession.

4.13. The Company shall promptly reimburse the Executive for the reasonable out of pocket expenses incurred by him in connection with such cooperation.

4.14.   Injunctive Relief. The Executive acknowledges and agrees that the Company and its Affiliates will have no adequate remedy at law and would be irreparably harmed if the Executive breaches or threatens to breach any of the Restrictive Covenants. The Executive agrees that the Company and its Affiliates shall be entitled to equitable and/or injunctive relief to prevent any breach or threatened breach of the Restrictive Covenants, and to specific performance of each of the terms thereof, in each case, in addition to any other legal or equitable remedies that the Company and its Affiliates may have, as well as the costs and reasonable attorneys’ fees it/they incur in enforcing the Restrictive Covenants. The Executive further agrees that (i) any breach or claimed breach of the provisions set forth in this Agreement, or any other claims the Executive may have against the Company or any of its Affiliates, will not be a defense to enforcement of the Restrictive Covenants, and (ii) the circumstances of his termination of employment with the Company will have no impact on his obligations to comply with the Restrictive Covenants. The Restrictive Covenants are intended for the benefit of the Company and each of its Affiliates. Each Affiliate of the Company is an intended third party beneficiary of the Restrictive Covenants, and each Affiliate of the Company, as well as any successor or assign of the Company or such Affiliate, may enforce the Restrictive Covenants. The Executive further agrees that the Restrictive Covenants are in addition to, and not in lieu of, any non-competition, non-solicitation, protection of confidential information or intellectual property, or other restrictive covenants by which Executive may be bound in favor of the Company or any of its Affiliates.

4.15.   Tolling During Periods of Breach. The parties hereto agree and intend that the Restrictive Covenants (to the extent not perpetual) be tolled during any period that the Executive is in breach of any such Restrictive Covenant, so that the Company and its Affiliates are provided with the full benefit of the restrictive periods set forth herein.

4.16.   Notification of New Employer. In the event that the Executive performs services for, or is employed by, any other Person following the termination of employment (for any or no reason) with Company or any of its Affiliates, Executive agrees to notify, and consents to the notification by Company and its Affiliates of, such Person of Executive’s Restrictive Covenants.

5.                                      Miscellaneous.

5.1.     Applicable Law; Venue; WAIVER OF JURY TRIAL. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, applied without reference to principles of conflicts of law. Both the Executive and the Company agree to appear before and submit exclusively to the jurisdiction  of the federal  courts located  in  Boston,  Massachusetts with respect to any controversy, dispute, or claim arising out of or relating to this Agreement, Executive’s employment or service with any member of the Company Group or the termination thereof (or if such controversy, dispute or claim may not be brought in federal court, to the state courts located in Boston, Massachusetts). Both the Executive and the Company also agree to waive,  to the fullest  possible  extent, the defense of an inconvenient forum or lack of jurisdiction. THE COMPANY AND THE EXECUTIVE HEREBY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THE EXECUTIVE’S EMPLOYMENT BY, OR SERVICE WITH, ANY MEMBER OF THE COMPANY GROUP OR THE TERMINATION THEREOF, OR THIS AGREEMENT OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF (WHETHER ARISING IN CONTRACT, EQUITY, TORT OR OTHERWISE).

5.2.     Amendments. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

5.3.     Notices. All notices and other communications hereunder shall be in email or in writing, and if in writing, shall be given by hand-delivery to the other party by reputable overnight courier, or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

To the Company:                                                                                                                                               Bicycle Therapeutics Ltd.

Meditrina Building,

Babraham Research Campus
Cambridge, CB22 3AT, UK

Email: kevin.lee@bicycle therapeutics.com

Attention: Kevin Lee

To the Executive:                                                                                                                                               at the residence address most recently filed with the Company;

or to such other address as any party shall have furnished to the other in writing in accordance herewith. All such notices shall be deemed to have been duly given: (i) when delivered personally to the recipient, (ii) one (1) business day after being sent to the recipient by reputable overnight courier service (charges prepaid); or (iii) four (4) business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid.

5.4.      Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state or local income taxes as are required to be withheld pursuant to any applicable law or regulation.

5.5.     Code Section 409A Compliance. This Agreement is intended to comply with Code Section 409A (to the extent applicable) and the parties hereto agree to interpret this Agreement in the least restrictive manner necessary to comply therewith and without resulting in any increase in the amounts owed hereunder by the Company. Notwithstanding any other provision of this Agreement to the contrary, if the Executive is a “specified employee” within the meaning of Code Section 409A and the regulations issued thereunder, and a payment or benefit provided for in this Agreement would be subject to additional tax under Code Section 409A if such payment or benefit is paid within six (6) months after the Executive’s “separation from service” (within the meaning of Code Section 409A), then such payment or benefit required under this Agreement (i) shall not be paid (or commence) during the six-month period immediately following the Executive’s separation from service and (ii) shall instead be paid to the Executive in a lump-sum cash payment on the earlier of (a) the first regular payroll date of the seventh month following the Executive’s separation from service or (b) the 10th business day following the Executive’s death (but not earlier than such payment would have been made absent such death). If the Executive’s termination of employment hereunder does not constitute a “separation from service” within the meaning of Code Section 409A, then any amounts payable hereunder on account of a termination of the Executive’s employment and which are subject to Code Section 409A shall not be paid until the Executive has experienced a “separation from service” within the meaning of Code Section 409A. In addition, no reimbursement or in-kind benefit shall be subject to liquidation or exchange for another benefit and the amount available for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the amount available for reimbursement, or in-kind benefits to be provided, in a subsequent calendar year. Any reimbursement to which the Executive is entitled hereunder shall be made no later than the last day of the calendar year following the calendar year in which such expenses were incurred. Notwithstanding anything herein to the contrary, neither the Company nor any of its Affiliates shall have any liability to the Executive or to any other Person if the payments and benefits provided in this Agreement that are intended to be exempt from or compliant with Code Section 409A are not so exempt or compliant. Each severance payment payable hereunder shall be treated as a single payment in a series of payments within the meaning of, and for purposes of, Code Section 409A.

5.6.     Severability. The terms and provisions of this Agreement are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected. It is the intention of the parties to this Agreement that the Restrictive Covenants be reasonable in both duration and geographic scope and in all other respects. Executive agrees that the Restrictive Covenants, including, without limitation, the duration, geographic scope and activity restrictions of each restriction, are reasonable in light of Executive’s position. However, if for any reason any court of competent jurisdiction shall find any provisions of the Restrictive Covenants unreasonable in duration or geographic scope or otherwise, it is the intention of the parties that the restrictions and prohibitions contained therein shall be modified by the court to be effective to the fullest extent allowed under applicable law in such jurisdiction.

5.7.     Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

5.8.     Counterparts. This Agreement may be executed in counterparts and delivered by facsimile transmission or electronic transmission in “portable document format,” each of which shall be an original and which taken together shall constitute one and the same document.

5.9.     Entire Agreement. This Agreement contains the entire agreement concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties and their Affiliates relating to such subject matter (including any term sheet or offer letter).

5.10.   Survivorship. The provisions of Articles 1, 4 and 5 and Clause 2.1 shall survive the termination of the Executive’s employment with the Company and this Agreement in accordance with their terms.

5.11.   Successors and Assigns. The Company may assign its rights and/or delegate its obligations under this Agreement to any successor of the Company, whether by operation of law, agreement or otherwise (including, without limitation, any Person who acquires all or a substantial portion of the business of the Company Group (whether direct or indirect and whether structured as a stock sale, asset sale, merger, recapitalization, consolidation or other transaction)) and, in connection with any such delegation of its obligations hereunder (but only so long as such assignee or delegee has consented in writing to be bound by the obligations hereunder) shall considered a guarantor of such obligations hereunder. This Agreement may not be assigned by the Executive. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company and their respective successors and permitted assigns.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

BICYCLE THERAPEUTICS INC.

By:
Name: Lee Kalowski
Title: Chief Financial Officer

EXECUTIVE

Peter Leone

EXHIBIT A

OPTION AGREEMENT